AMENDMENT NO. 4
TO THE
SUBADVISORY AGREEMENT


      This AMENDMENT NO. 4 TO THE SUBADVISORY
AGREEMENT is dated as of October 17, 2014, by and between SUNAMERICA ASSET MANAGEMENT, LLC , a Delaware corporation (the "Adviser"), and T. ROWE PRICE
ASSOCIATES, INC., a Maryland corporation (the "Subadviser").

W I T N E S S E T H:

      WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

      WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated January 1, 1999, as amended from time to time (the "Subadvisory Agreement"), pursuant to which the Subadviser furnishes investment advisory services to certain series (the "Portfolios") of the Trust, as listed on Schedule A of the Subadvisory Agreement;

      WHEREAS, the Board of Trustees of the Trust has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A to the Subadvisory Agreement is hereby
amended to include the fee schedule to reflect the addition of the Seasons Series Trust International Equity Portfolio.
Schedule A is also attached hereto.

Subadviser shall manage the International Equity Portfolio and shall be compensated as noted above.

2.	Section 4 "Other Services" of the Subadvisory
Agreement is hereby amended as follows:

(a)	The existing paragraph contained in Section 4, in its
entirety, is renamed Section 4(i); and

(b)	The following is added to Section 4 as item (ii):

(ii) In rendering the services required under this Subadvisory Agreement, Subadviser may, consistent with applicable law from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes reasonably necessary to assist it in carrying out its obligations under this Subadvisory Agreement; provided, however, that any such delegation shall not involve any such person serving as an "adviser" to the Portfolio(s) within the meaning of the Act. Subadviser shall remain liable to Adviser for the performance of Sub-Adviser's obligations hereunder, to the extent specified in Section
10(a) of the Subadvisory Agreement, and Adviser shall not be responsible for any fees that any such person may charge to Subadviser for such services.

3.      Counterparts.	This Amendment may be executed in
two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.	Full Force and Effect.	Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

5.	Miscellaneous.	Capitalized terms used but
not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				SUNAMERICA ASSET
MANAGEMENT, LLC



	By:_______________________________________
				Name:	Peter A. Harbeck
				Title:	President & CEO


				T. ROWE PRICE ASSOCIATES,
INC.



	By:_______________________________________
				Name:
				Title:



SCHEDULE A

Effective October 17, 2014

Portfolio(s)
Annual Fee
(as a percentage of the average
 daily net assets the Subadviser
manages in the portfolio)


International Equity Portfolio
0.60% first $50 million
0.55% next $50 million
At $100 million, the fee schedule resets to 0.50% on all assets
0.50% next $100 million
At $200 million, the fee schedule resets to 0.425% on all assets
0.425% next $300 million
0.40% next $500 million
At $1 billion, the fee schedule resets to 0.40% on all assets


Large Cap Value Portfolio
0.50% on first $50 million
0.45% on next $50 million
At $100 million, the fee schedule resets to 0.40% on all assets
0.40% on next $100 million
At $200 million, the fee schedule resets to 0.35% on all assets
0.35% on next $300 million
At $500 million, the fee schedule resets to 0.325% on all assets
0.30% on next $500 million
At $1 billion and above, the fee schedule resets to 0.30% on all assets


Mid Cap Growth Portfolio
0.50% first $40 million
0.40% over $40 million


Stock Portfolio
0.50% on first $50 million
0.40% on next $50 million
At $100 million, the fee schedule resets to 0.40% on all assets
0.40% on next $150 million
0.375% on next $250 million
0.35% on next $500 million
At $1 billion, the fee schedule resets to 0.35% on all assets
0.325% in excess of $1 billion